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For Immediate Release                  Contact:     Richard K. Hackett
                                                    Vice President, Finance
                                                    EM Industries, Incorporated
                                                    (914) 592-4660

                                                    James G. Stewart
                                                    Vice President
                                                    CN Biosciences, Inc.
                                                    (619) 450-5500

EM Industries, Incorporated and CN Biosciences, Inc. Announce Merger of EM Acquisition Corp. with and into CN Biosciences, Inc.

HAWTHORNE, N.Y. and SAN DIEGO, December 30, 1998 - EM Industries, Incorporated and CN Biosciences, Inc. announced today that the anticipated merger of EM Acquisition Corp., a wholly owned subsidiary of EM Industries, Incorporated, with and into CN Biosciences, Inc. became effective on December 30, 1998. As a result of the merger, CN Biosciences, Inc. has become a wholly owned subsidiary of EM Industries, Incorporated and an indirect subsidiary of Merck KGaA, Darmstadt, Germany.

Because EM Acquisition Corp. previously had acquired more than 90% of the common stock of CN Biosciences, Inc. pursuant to a cash tender offer consummated on December 23, 1998, the merger was effected without a meeting of the stockholders of CN Biosciences, Inc. Upon the effectiveness of the merger, each outstanding share of common stock of CN Biosciences, Inc. was converted, subject to appraisal rights, into the right to receive $25.00 in cash, without interest (the "Merger Consideration").

A notice of the merger, as well as a letter of transmittal to be used by the holders of the common stock of CN Biosciences, Inc. in exchanging their shares for the Merger Consideration, will be mailed promptly by ChaseMellon Shareholder Services, L.L.C., the exchange agent for the merger.

CN Biosciences, Inc. also announced today that, as a result of the merger, CN Biosciences, Inc. has requested the National Association of Securities Dealers, Inc. to delist the common stock of CN Biosciences, Inc. from the Nasdaq Stock Market and is deregistering its common stock under the federal securities laws.

EM Acquisition Corp. is a wholly owned subsidiary of EM Industries, Incorporated, a member of the Merck KGaA, Darmstadt, Germany group of companies focused the global Pharmaceutical, Specialty Chemicals and Laboratory markets.

CN Biosciences, Inc. is engaged in the development, production, marketing and distribution of a broad array of products used worldwide in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories.